Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.

3601 Clover Lane

New Castle, PA 16195

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 31, 2014, except for the effects of the reverse stock split described in Note 12, as to which the date is September 8, 2014, relating to the consolidated balance sheets of Axion Power International, Inc., as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended and to the reference to us under the caption Experts. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

October 24, 2014